Exhibit 16.1

August 15, 2018
Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: WMIH Corp.
Commission File Number 001-14667

Dear Sirs:
We have read Item 4.01 of Form 8-K, dated August 15, 2018, of WMIH Corp. and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the other statements.
Sincerely,
BPM LLP